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                            EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the 15th day of April, 1998, by and between THERMOVIEW INDUSTRIES, INC. a Nevada corporation ("Employer") and STEPHEN A. HOFFMANN, a resident of the State of Florida ("Executive").

     In consideration of the mutual promises, agreements and covenants, and subject to the terms and conditions contained in this Agreement, the Employer and Executive, intending to be legally bound, hereby agree as follows:

     1. EMPLOYMENT. Employer hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts employment by Employer, in accordance with and subject to the terms and conditions of this Agreement. The person holding the office of president and chief executive officer on the date hereof shall resign effective April 15, 1998.

     2. DUTIES AND AUTHORITY. During the Employment Period (as hereafter defined), Executive will occupy the position of President, Chief Executive Officer, and member of the Board of Directors of Employer. As President and Chief Executive Officer, Executive shall be in charge of the operations of Employer and shall have full authority and responsibility, subject to the general direction and control of Employer's Board of Directors, for formulating policies and administering the affairs of Employer in all respects, and otherwise performing such duties as are customarily performed by the President, Chief Executive Officer and member of the board of directors of a company of similar size and structure to Employer. In the absence of the Chairman of the Board, Executive will preside over meetings of the shareholders and Board of Directors of Employer. Executive agrees to devote his full time, attention and best efforts to the performance of his duties hereunder.

     3. INITIAL TERM; EMPLOYMENT PERIOD. The initial term of employment shall begin on April 15, 1998 and end on April 15, 2000 (the "Initial Term"), and Executive's employment shall thereafter be automatically extended for successive periods of one year each upon the same terms and conditions as set forth herein, unless this Agreement is sooner terminated as provided herein. For purposes of this Agreement, the period beginning on April 15, 1998, and ending on the Date of Termination (as hereafter defined) shall be referred to herein as the "Employment Period."

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     4.   COMPENSATION.  During the Employment Period, Executive will receive the following compensation:

          A.   BASE SALARY.   A base annual salary of  $150,000, payable either
     bi-monthly or monthly at the discretion of the Executive.

          B. INCENTIVE COMPENSATION. Additional compensation (the "Incentive Compensation") equal to two percent (2%) of growth (increase) in net income (before state and federal income and franchise taxes) of Employer (on a consolidated basis) for each fiscal year (or part thereof) of Employer during the Employment Period. Net income shall be determined in accordance with generally accepted accounting principles consistently applied as determined by the Employer's independent auditors, whose determination of net income shall be final and binding upon Executive and Employer. Compensation under this subparagraph shall not be limited as to amount.
     The initial Incentive Compensation payment shall be due on March 31, 1999, and shall be calculated based on the growth in Employer's net income from April 15, 1998, to December 31, 1998, divided by twelve, multiplied by the number of months or part thereof from April 15, 1998 through December 31, 1998 (or an earlier Date of Termination). Thereafter, the Incentive Compensation payment shall be made on March 31 of the year following the fiscal year for which the growth in net income is being calculated, and for any fiscal year of Employer in which the Date of Termination occurs prior to December 31, shall be calculated based on the growth in net income during the year in which the Date of Termination occurs, divided by twelve, multiplied by the number of months or part thereof from January 1 of such year to the Date of Termination. Nothing herein shall be construed as requiring Executive to make any payment to Employer in the event of a decrease in net income.

     5. STOCK RIGHTS. The Executive shall receive common stock, or rights to acquire common stock, of Employer as follows:

          A. STOCK OPTIONS. Employer shall grant to Executive a stock option which to the extent permitted under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") shall be an incentive stock option ("ISO"), within the meaning of Section 422 of the Code, to purchase 800,000 shares of the common stock of Employer at an option price of $1.15 per share. The right to acquire up to 400,000 shares pursuant to the option shall vest six (6) months after the date hereof, and the right to acquire up to an additional 200,000 shares shall vest on each of twelve
     (12) and eighteen (18) months after the date hereof. Executive shall be eligible for additional stock options during the term hereof

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     at the discretion of the Board of Directors of Employer.  It is the intent of Employer and Executive that the option granted hereby is intended to the extent possible under Section 422 of the Code to be an incentive stock option for purposes of the Code, and the option price and other aspects of the grant are structured to effectuate that intent. Employer agrees to establish a stock option plan to effectuate the ISO provisions described herein; provided, however, if for any reason the option granted hereby is determined in whole or in part not to be an ISO, Executive shall have the right to acquire the shares upon the price and terms set forth herein as a non-qualified option. The option shall be subject to the terms and conditions of the stock option plan.

          B. EXERCISE. The stock option granted under subparagraph B. above shall be exercisable during the Employment Period and for 90 days thereafter (or such longer period as Employer may allow). In the event of termination for Cause or without Good Reason (both as defined hereafter), the option may be exercised only to the extent vested on the Date of Termination. In the event of termination for any other reason, and in the event of a "Change in Control" (as defined in the Employee's stock option plan), any portion of the option which has not then vested under the vesting schedule set forth in subparagraph A. above shall immediately and fully vest, and shall be exercisable for a period of six months beginning on the Date of Termination or date of the Change in Control.

     6. BENEFITS. During the term of this Agreement, Executive shall receive the following additional benefits at no cost to the Executive:

          A. LIFE INSURANCE. Employer shall use its best effort to obtain and pay for a whole life insurance policy insuring the life of Executive in the amount of $150,000, the beneficiary or beneficiaries of which shall be designated by Executive, and which shall be transferable to Executive without cost upon the termination of Executive's employment hereunder and upon Executive's assumption of the obligation to make future premium payments with respect thereto. Executive represents to Employer that Executive does not know of any reason why such policy would be rated with a higher premium than normal based on Executive's age.

          B. DISABILITY INSURANCE. Employer shall use its best efforts to obtain and pay for disability insurance for Executive in the maximum available amount (but not more than sixty percent (60%) of the Base Salary), with a maximum monthly benefit payable for life and with a waiting period of no more than six (6) months, the beneficiary or beneficiaries

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     of which shall be designated by Executive, and which policy shall, at
     Executive's option, be transferred to Executive upon the termination of his employment hereunder and upon his assumption of the obligation to make premium payments with respect thereto. Employer shall pay 100% of Base Salary for each month during the disability waiting period, but in no event for more than six (6) months.

          C. MEDICAL AND GROUP INSURANCE. Employer shall include Executive and his dependents in any group medical, dental and hospital or similar plan of Employer in existence from time to time, is subject to all the terms and conditions of such plan. Employer will use its best efforts to obtain individual medical, dental and hospital insurance for Executive if group coverage is not in existence or unavailable.

          D. VACATION. Executive shall be entitled to three (3) weeks of paid vacation during each year of employment.

          E. AUTOMOBILE. Executive shall receive an automobile allowance of $600 per month.

          F. CLUB DUES. Employer shall pay Executive's membership dues for the Hurstbourne Country Club. Employer shall pay for such other club dues and membership fees for Executive as are reasonable and customary from time to time.

          G. COMMUNICATIONS AND OTHER EQUIPMENT. Employer shall provide Executive with, and shall pay all costs of operating and maintaining, a cellular telephone, notebook and desk top computer facsimile machine, and such other equipment necessary for Executive to perform his duties.

          H. EXPENSE REIMBURSEMENT. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of his duties. Executive will maintain records and written receipts as required by federal and state tax authorities to substantiate expenses as an income tax deduction for Employer and shall submit vouchers for expenses for which reimbursement is made.

          I. OTHER BENEFITS. Employer shall also provide Executive with no less than the same type and level of other benefits provided by the Employer from time to time to its other executive officers, senior management personnel and board members. These include, but are not limited to, pension and profit sharing plans, life and health insurance benefits, stock option and stock purchase plans, stock appreciation rights, and stock warrants.

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     7.   NON-COMPETE; CONFIDENTIALITY.  In consideration of the employment of
Executive by Employer, Executive agrees as follows:

          A. NON-COMPETE. During the Employment Period and for a period of two years after the Date of Termination, Executive will not, directly or indirectly, within a fifty mile radius of any office of Employer (or a consolidated subsidiary) in existence on the Date of Termination, own, manage, be employed by, work for, consult for, be an officer or director of, advise, represent, engage in or carry on any business which competes with the business of the Employer at that time. Nothing herein shall be construed to prohibit Executive from vesting in not more than five percent (5%) of the equity securities of a competing business. Provided, however, that if Executive's employment is terminated without Cause or with Good Reason, the restrictions contained in this subparagraph A. shall expire one year from the Date of Termination.

          B. NON-DISCLOSURE OF INFORMATION. Executive will not at any time, during or after the term of this Agreement in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of the Employer, including, but not limited to, the names of any of its customers or prospective customers or any other information concerning the business of the Employer, its manner of operation, its plans, its vendors, its suppliers, its advertising, its marketing, its methods, its practices, or any other information of any kind, nature, or description, without regard to whether any or all of the foregoing matters would otherwise be deemed confidential, material, or important; provided, however, that this provision shall not prevent disclosures by Executive to the extent such disclosures are believed by the Executive, in good faith and acting reasonably, to be in the best interest of the Employer.

     8.   TERMINATION OF EMPLOYMENT.

          A. DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. Additionally, if the Employer determines in good faith that the Disability of the Executive has occurred, it may give the Executive written notice of its intention to terminate the Executive's employment. In the event, the Executive's employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of

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     the Executive's duties.  For purposes of this Agreement, "Disability"
     shall mean the absence of the Executive from the Executive's duties as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          B. CAUSE. The Employer may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) a material breach by the Executive of the Executive's obligations under paragraph 2 above (other than as a result of temporary incapacity due to physical or mental illness, or Disability) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employer and which is not remedied in a reasonable period of time after receipt of written notice from the Employer specifying such breach or (ii) the conviction of the Executive of a felony; or (iii) a breach of the Executive's fiduciary duty to the Employer or willful violation in the course of performing his duties for the Employer of any law, rule or regulation (other than traffic violation or other minor offenses) (No act or failure to act on the Executive's part shall be considered wilful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Employer).

          C. GOOD REASON. The Executive's employment may be terminated by the Executive at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) the assignment of the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirement), authority, duties or responsibilities as contemplated by paragraph 2 or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, unsubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

          (ii) any failure by the Employer to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the

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          Employer promptly after receipt of notice thereof given by the
          Executive;

          (iii) the Employer's requiring the Executive to be based at any office or location other than Palm Beach, Florida or Louisville, Kentucky; or

          (iv)  a Change in Control.

     For purposes of this subparagraph C, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

          D. WITHOUT CAUSE. Either Employer or Executive may terminate this Agreement without cause or reason upon not less than 30. days written notice to the other, setting forth the effective date of termination.

          E. NOTICE OF TERMINATION. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated to the other party by Notice of Termination. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment and (iii) specifies the Date of Termination (as defined below). The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer hereunder or preclude the Executive or the Employer from asserting such fact or circumstance in enforcing the Executive's or the Employer's rights hereunder.

          F. DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination as the Date of Termination (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be date of death of the Executive or the Disability Effective Date, as the case may be; and (iii) if Executive's employment is terminated by either party other than for death, Disability, Cause or Good Reason, the date set forth in the notice required under subparagraph D. above as the date of termination is to be effective.

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     9.   OBLIGATIONS OF THE EMPLOYER UPON TERMINATION.  Upon the termination of the Executive's employment for any reason, Executive shall be entitled to Base Salary and all benefits through the Date of Termination, and to exercise then vested stock options in accordance with paragraph 5.C. above. Upon the termination of the Executive's employment other than by the Executive without Good Reason, or by the Employer with Cause, Executive shall in addition be entitled to exercise the option granted pursuant to paragraph 5.B. above, with respect to the remaining shares in the manner provided by paragraph 5.C., and to receive a lump sum payment equal to the greater of: (i) the present value of Executive's Base Salary for a period of time measured from the Date of Termination to the end of the Initial Term; or (ii) the present value of two times the Executive's Base Salary as of the Date of Termination. For purposes of this Agreement, "present value" shall be determined by using the "Applicable Federal Rate" for the period corresponding with that period over which the present value is being determined. If on the Date of Termination the Employer's stock is not publicly traded, Employer shall repurchase from Executive and Executive shall sell to Employer all of the stock of Employer then owned by Executive (whether acquired pursuant to this Agreement or otherwise), or thereafter acquired in accordance with paragraph 5.C. above, at the fair market value thereof as of the Date of Termination as determined by independent appraisal. If the Employer and the Executive cannot agree upon a single appraiser to conduct the appraisal required hereby, each shall appoint an appraiser, who shall appoint a third appraiser, and the average of the three appraisals shall be deemed to be the appraisal value of the stock for purposes of this paragraph. The appraisal process shall be completed no later than three months from the Date of Termination. The lump sum payment shall be paid no later than thirty days after the Date of Termination, and the purchase price for the Executive's stock shall be paid no later than thirty days after the date the appraisal is completed, in each case in immediately available United States funds.

     10. MITIGATION OF DAMAGES. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

     11. TAX EFFECT. If the severance compensation payable under this Agreement, either alone or together with other payments to the Executive from the Employer or one of its subsidiaries would constitute a "parachute payment" (as defined in Section 28OG of the Code), such severance compensation may be reduced to the largest amount as will result in no portion of the severance compensation payments hereunder being subject to the excise tax

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imposed by Section 4999 of the Code or being disallowed as deductions to the
Employer under Section 28OG of the Code. The determination of whether any reduction shall be made in the severance compensation payments hereunder pursuant to the foregoing provision shall be made by Executive after consultation with the Employer. The Executive shall be liable for the payment of income and excise taxes, if any, applicable to him on such severance compensation.

     12. MANDATORY DEDUCTIONS. Any amounts to which Executive is entitled as compensation, bonus, merit bonus, or any other form of compensation subject to withholding, shall be subject to usual deduction for appropriate federal, state, and local income tax obligations of Executive.

     13. NOTICES. Any notice provided for in this Agreement shall be given in writing. Notices shall be effective from the date of receipt, if delivered personally to the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other:

     If to Employer:

     Nelson E. Clemmens
     ThermoView Industries, Inc.
     1101 Herr Lane
     Louisville, Kentucky  40222

     If to Executive:

     Stephen A. Hoffmann
     14700 Alexis Cove West
     Prospect, Kentucky  40059

     14. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment or modification is sought.

     15. WAIVER. The waiver by one party of a breach of any of the provisions of this Agreement by the other shall not be construed as a waiver of any subsequent breach.

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     16.  ATTORNEY'S FEES.  In the event of litigation or other dispute resolution proceeding involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover from the other all fees, costs and expenses incurred in connection therewith, including attorney, s fees through appeal.

     17. GOVERNING LAW; VENUE. The Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Kentucky. Jefferson County, Kentucky, shall be proper venue for any litigation arising out of this Agreement.

     18. PARAGRAPH HEADINGS. Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement.

     19. ASSIGNABILITY. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment agreement and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     20. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall remain in full force and shall in no way be impaired.

     21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of April, 1998.


                    EXECUTIVE:     /s/ Stephen A. Hoffmann
                                   ----------------------------------
                                   Stephen A. Hoffmann


                                   THERMOVIEW INDUSTRIES, INC.

                         By:       /s/ Nelson E. Clemmens
                                   ----------------------------------
                                   Nelson E. Clemmens
                                   Vice President - Finance and
                                     Administration

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